Exhibit 107

Calculation of Filing Fee Tables

F-1

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(Form Type)

Vittoria Limited

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Ordinary Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary Shares, par value $0.0001 per Class A Ordinary Share (1)	Rule 457(o)	2,000,000	$5.00	$10,000,000	0.00011020	$1,102	-	-	-	-
Fees to Be Paid	Equity	Class A Ordinary Shares, par value $0.0001 per Class A Ordinary Share (2)	Rule 457(o)	2,000,000	$5.00	$10,000,000	0.00011020	$1,102
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$18,750,000		$2,204
	Total Fees Previously Paid							$2,204
	Total Fee Offsets					-		$2,204
	Net Fee Due							$0

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Reflects the resale by the selling shareholder set forth herein of up to 2,000,000 Class A Ordinary Shares.